EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MTM TECHNOLOGIES, INC.:

      We hereby consent to incorporation by reference in (1) the Registration Statement on Form S-3 (No. 333-117549), (2) the Registration Statement on Form S-3 (No. 333-123144), (3) the Registration Statement on Form S-8 (No. 333-72269), and (4) the Registration Statement on Form S-8 (No. 333-123147), of MTM Technologies, Inc., of our report dated February 20, 2004, with respect to the consolidated financial statements of Vector Global Services, Inc., and subsidiaries as of and for the years ended December 31, 2003 and 2002, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2005.

Ernst & Young LLP
June 27, 2005